EXHIBIT 99.39

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
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EDCI HOLDINGS, INC., ENTERTAINMENT DISTRIBUTION COMPANY, LLC, And ENTERTAINMENT DISTRIBUTION COMPANY (USA) LLC,	: : : : : : : : : : :	Case No. 09 Civ. 3880 (BSJ)
Plaintiffs,
- v. -
MICHAEL W. KLINGER,
Defendant.
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PLAINTIFFS’ MEMORANDUM OF LAW IN OPPOSITION TO DEFENDANT’S MOTION
TO DISMISS FOR LACK OF PERSONAL JURISDICTION, AND/OR IMPROPER VENUE,
OR IN THE ALTERNATIVE,
MOTION TO TRANSFER VENUE

EPSTEIN BECKER & GREEN, P.C.
250 Park Avenue
New York, New York  10177-0077
Phone:                      (212) 351-4500
Fax:           (212) 878-8741
Attorneys for Plaintiffs

TABLE OF CONTENTS

			Page
TABLE OF CONTENTS			i
TABLE OF AUTHORITIES			ii
PRELIMINARY STATEMENT			1
FACTUAL BACKGROUND			2
	The Parties		2
	The Development of The Parties' Dispute		4
ARGUMENT			12
I.	THIS COURT MAY EXERCISE PERSONAL JURISDICTION OVER KLINGER		12
	A.	The ERISA Claim for Breach of Fiduciary Duty Confers Nationwide Personal Jurisdiction	13
	B.	Klinger's Contacts with New York Satisfy New York's Long-Arm Statute	15
II.	THIS ACTION SHOULD REMAIN IN THIS COURT		16
	A.	Venue Properly Lies in this District	16
	B.	The Court Should Not Transfer the Action to Indiana	18
III.	KLINGER SHOULD BE ENJOINED FROM CONTINUING PROSECUTION OF THE INDIANA ACTION		25
	A.	The Dispositive Issues for the Indiana Action Are Subsumed Within the Issues Central to the NY Action	25
	B.	The First Filed Rule Favors Issuance of An Injunction Compelling Consolidation In This Court	26
CONCLUSION			27
CERTIFICATE OF SERVICE			28

i

TABLE OF AUTHORITIES

CASES

Arrow Electronics, Inc. v. Ducommun Inc., 724 F. Supp. 264 (S.D.N.Y. 1989) 19

Columbia Plaza Corp. v. Security Nat'l Bank, 525 F.2d 620 (D.C. Cir. 1975) 1, 2

DiStefano v. Carozzi N. Am., Inc., 286 F.3d 81 (2d Cir. 2001) 13

Dwyer v. General Motors Corp., 853 F. Supp. 690 (S.D.N.Y. 1994) 19

Emmenegger v. Bull Moose Tube Co., 197 F.3d 929 (8th Cir. 1999) 14

Federman Assocs. v. Paradigm Med. Indus., Inc.,
1997 WL 811539 (S.D.N.Y. Apr. 8, 1997) 23, 25

Garg v. Winterthur Life, 525 F. Supp. 2d 315 (E.D.N.Y. 2007) 13

Garrel v. NYL Care Health Plans, Inc., 1999 WL 459925
(S.D.N.Y. June 29, 1999) 16, 19

Gross v. BBC, 386 F.3d 224 (2d Cir. 2004) 19, 20

Hernandez v. Graebel Van Lines, 761 F. Supp. 983 (E.D.N.Y. 1991) 21, 23

Hubbell Inc. v. Pass & Seymour, Inc., 883 F. Supp. 955 (S.D.N.Y. 1995) 20

ii

Marens v. American Contract Bridge League,
562 F. Supp. 2d 360 (D. Conn. 2008)....................19, 20

Mercator Risk Servs., Inc. v. Girden, 2008 WL 5429886
(S.D.N.Y. Dec. 30, 2008)....................16, 20, 23

Recoton Corp. v. Allsop, Inc., 999 F. Supp. 574 (S.D.N.Y. 1998)....................24

Sacody Tech., Inc. v. Avant, Inc., 862 F. Supp. 1152 (S.D.N.Y. 1994)....................18

Schoemann v. Excellus Health Plan, Inc., 447 F. Supp. 2d 1000 (D. Minn. 2006)....................17

Sunward Electronics, Inc. v. McDonald, 362 F.3d 17 (2d Cir. 2004)....................15

TBV Holdings Ltd. v. Schey, 2002 WL 1733649 (S.D.N.Y. July 26, 2002)....................18

iii

Tappe v. Alliance Capital Mgmt. L.P., 177 F. Supp. 2d 176 (S.D.N.Y. 2001) 13, 14

Vassallo v. Niedermeyer, 495 F. Supp. 757 (S.D.N.Y.1980) 1

Verizon Employee Benefits Committee v. Jaegen,
2006 WL 2880451 (N.D. Tex. Sept. 28, 2006) 17

Waeltz v. Delta Pilots Ret. Plan, 301 F.3d 804 (7th Cir. 2002) 13

Wiwa v. Royal Dutch Petroleum Co., 226 F.3d 88 (2d Cir. 2000) 20

STATUTES

28 U.S.C. § 1391(a) 18

29 U.S.C. § 1132(a)(2).. 14

29 U.S.C. §1132(c)(2)..17

29 U.S.C. §1132(e) 16

iv

Plaintiffs EDC Holdings, Inc. (“EDCI”), Entertainment Distribution Company, LLC (“EDC LLC”), and Entertainment Distribution Company (USA), LLC (“EDC USA”) (collectively “the EDC companies”) respectfully submit this memorandum in opposition to Plaintiff Michael Klinger’s Motion to Dismiss for Lack of Personal Jurisdiction and/or Improper Venue, or in the alternative, Motion to Transfer Venue.

PRELIMINARY STATEMENT

The EDC companies commenced this action to resolve a significant controversy between them and Defendant Michael W. Klinger (“Klinger”) arising out of the termination of Klinger’s employment and to remedy a serious breach of fiduciary duty by Klinger.  Klinger countered the action three weeks later with his own suit in Indiana federal court.  The Court is now asked to consider if this forum can and should hear the case.  Plaintiffs respectfully submit that the answer to both questions is yes.

This Court properly exercises personal jurisdiction over Klinger.  The breach of fiduciary duty claim brought pursuant to the Employee Retirement Income Security Act (“ERISA”) confers nationwide jurisdiction.  Additionally, Klinger had such close and regular contact with New York, part of which directly gave rise to the claims herein, that the New York long-arm confers jurisdiction as well.

This Court also provides a proper and convenient venue.  Both the specific ERISA venue provision and the general venue statute applicable to diversity actions properly place the case in this Court.  On consideration of the request for discretionary transfer of venue to Indiana, Klinger abjectly fails to provide the evidentiary foundation required to support his application.  Moreover, the EDC companies chose this venue precisely because it presents the most convenient location to ensure compulsory process over key nonparty witnesses whose live testimony will be crucial to the determination of the issues in the case.

The EDC companies respectfully join their opposition with a cross-motion to enjoin Klinger from prosecuting his action in Indiana.  He concedes the actions are compulsory counterclaims to each other.  This action – filed three weeks earlier than Klinger’s and sited where the key witnesses live – should prevail as the lead case.  If Klinger would like to add his claims as counterclaims, then he may do so.  But effective case management requires one forum for both actions and it should be here, in the United States District Court for the Southern District of New York.

FACTUAL BACKGROUND

The Parties
EDCI, EDC LLC, and EDC USA are companies incorporated in Delaware with their principal place of business in New York.  (Complaint ¶¶ 4-6.)  They hold a parent-subsidiary relationship to each other.  EDCI, indirectly through certain subsidiaries, owns approximately ninety-eight percent of the Limited Liability Company units of EDC LLC and EDC LLC in turn is the sole member of EDC USA.  (Id., ¶ 7.)  EDCI, together with its subsidiaries, is a multi-national company that is seeking to enhance stockholder value by pursuing new acquisition opportunities, while continuing to oversee its majority investment in its operating company, EDC LLC.  EDC LLC provides CD and DVD replication and logistics services in Western Europe and in the United States (prior to the Sony Transaction, discussed below) through EDC USA.  (Id., ¶ 9.)

Klinger has been an employee of the EDC companies in the finance department since May 2005, when EDC LLC and EDC USA acquired certain assets from Universal Music Group.  (Behrent Decl., ¶ 3.) His original title was Director, Business Operations of EDC USA.  (Id.)  In October 2005 he was promoted to Vice President of Finance of EDC USA.  In November 2007 he was promoted to Vice President of Finance of EDC LLC with significant responsibilities relating to EDCI.  (Id.)  In September 2008 he received a significant promotion to the position of Executive Vice President, Chief Financial Officer and Treasurer (“CFO”) of EDCI.  (Complaint ¶ 11.)  His responsibilities included acting as the most senior financial officer for all of EDCI’s wholly-owned and majority-owned subsidiaries, including EDC LLC and EDC USA.  (Id.)  On October 3, 2008, Klinger entered into a “Letter Agreement” (the “Agreement”) with EDCI, confirming certain terms and conditions of Klinger’s continued employment in his new role as CFO.  (Complaint ¶ 12.)  The Agreement was executed by EDCI’s Interim Chief Executive Officer, Clarke H. Bailey (“Bailey”) in New York and by Klinger in Indiana.1  (Behrent Decl., ¶ 26.)  Klinger was expressly appointed CFO of EDC USA on October 31, 2008, in connection with the Sony Transaction, described below.  (Id.)

While his duties always required some degree of coordination and communication with the New York based headquarters, and travel to New York, he assumed greater responsibility and involvement in finance and strategic activities (discussed in the following paragraph) involving EDC LLC’s global operations and EDCI’s consolidated financials during 2007 and 2008, requiring greater integration with New York.2  (Behrent Decl., ¶ 10.)  For example, in 2006, Klinger travelled to New York for business on one occasion.  (Id., ¶ 19.)  In 2007 he made five trips to New York, in 2008 he made six trips, and in 2009, prior to his termination on April 14, 2009, he made two trips.  (Id.)  In the seven months following his promotion to CFO of EDCI, he made five trips to New York.  (Id.)
The Development of The Parties’ Dispute

EDC LLC’s business – manufacturing and distribution of physical music compact discs (“CDs”) – has been subject to a secular declining market for some time.  (Complaint ¶ 10.)  EDCI acquired its interest in EDC LLC in May 2005, at a time when it was already apparent that CD volumes would decline over time and continue to be superseded, though at an unknown rate, by digital (vs. physical) means of distribution.  (Behrent Decl., ¶ 13.)  At that time, industry forecast decline rates were generally in the mid-to-low single digit range and the EDC companies believed that at those decline levels it would be possible to replace lost units and grow the overall profitability of EDC LLC by acquiring new customers, organically and through acquisitions, in both the core CD business as well as in adjacent industries that had long-term growth opportunities.  (Id.)  Nonetheless, the CD business was still assumed to be a “sunset” business that at some point would require substantial cost-cutting efforts to maintain profitability.  (Id.)

After a strategic review process in the first quarter of 2007, when industry decline rates accelerated materially, the EDC companies began to explore, in the second quarter of 2007, merger and acquisition alternatives for the EDC LLC business (including a complete sale).  (Behrent Decl., ¶ 14.)  Severance costs were a critical element of the merger and acquisition process.  (Id., ¶ 15.)  Certain bidders were primarily interested in acquiring EDC LLC’s manufacturing and distribution contracts – leaving the EDC companies with the responsibility for closing various facilities and laying-off the affected employees.  (Id.)  Other bidders were interested in acquiring most of EDC LLC’s operations, but the eventual cost of facility closures and lay-offs those bidders would incur as the CD industry completed its steady decline were a material – and negative – element of the valuation those bidders placed on EDC LLC.  (Id.)  If a merger and acquisition alternative was not consummated, severance was also critical, as EDC LLC would have been required to aggressively reduce headcount to maintain profitability as the physical CD business continued to decline.  (Id.)

The merger and acquisition process was led by executives of the EDC companies and outside investment bankers located in New York from its commencement in 2007 through the eventual sale of certain U.S. assets (the “Sony Transaction”) to Sony DADC US Inc. (“Sony DADC”) in December 31, 2008.  (Id.)  Throughout the merger and acquisition process, Klinger was responsible for the severance analyses related to EDC USA.  (Id.)  Klinger travelled to New York on at least five occasions in connection with the merger and acquisition process, both for the preparation of diligence, for meetings with potential bidders and in connection with the Sony Transaction.  (Id., ¶ 19.)

The merger and acquisition process was unsuccessful in 2007 and continued through 2008.  (Id., ¶ 28.)  In July 2008, Clarke H. Bailey (“Bailey”), at the time the Chairman of EDCI, EDC LLC and EDC USA, began negotiating the Sony Transaction,  a transaction that would involve the sale of a substantial amount of EDC USA’s domestic assets to Sony DADC, but would require EDC USA to be responsible for the closure of its North Carolina, Nevada and Pennsylvania facilities and the termination of the vast majority of the EDC USA employees working at those locations.  (Id.)

Prior to the acquisition of the EDC USA business from Universal Music Group in May, 2005, Universal Music Group had a formal severance pay policy.  In connection with the acquisition, EDC USA committed to maintain “the same severance compensation and substantially the same severance benefits” for a period of twelve months.  (Id., ¶ 31.)  EDC USA subsequently implemented an informal severance pay policy that was followed consistently since at least January 2006.  (Id.)

The EDC USA ERISA Severance Plan

Because the Sony Transaction would accelerate the lay-off of personnel, management of the EDC companies determined that the severance pay policy needed to be revised to reflect the continued economic deterioration in the operations of EDC LLC and EDC USA and budget constraints; substantially all of the cash consideration to be received from Sony DADC would be required to repay existing debt of EDC LLC and fund the closures of the North Carolina, Nevada and Pennsylvania facilities.  (Id., ¶ 29.)  On the advice of counsel, management of the EDC companies also determined that the severance pay policy should be formalized and brought into compliance with the requirements of ERISA.  (Id., ¶ 32.)
Initial conversations related to the formalization of an ERISA compliant severance pay policy involved Thomas Costabile, at the time EDC LLC’s and EDC USA’s President and Chief Operating Officer (“Costabile”), Jordan Copland (“Copland”), at the time EDCI’s and EDC LLC’s Interim CEO and CFO, Matthew Behrent, at the time EDCI’s and EDC LLC’s Executive Vice President of Corporate Development, and Klinger.  (Id., ¶ 29.)  Costabile, Copland and Behrent work out of the New York headquarters. (Id., ¶¶ 4, 7, 10.)  Subsequently, Klinger and Costabile led the process of developing a recommendation to the Board of EDC USA of the amount of severance that would be paid and the formalization of the ERISA compliant policy.  (Id., ¶ 29.)  Klinger knew and understood that the plan was supposed to comply with and be subject to ERISA, and that the prior severance pay policy was also most likely subject to ERISA, despite not having been formalized.  (Id., ¶ 32.)  Various email communications to which Klinger was a party confirmed this important aspect of the plan development, and that Klinger had read and approved the final draft of the ERISA compliant policy.  Klinger also knew that the Board of Directors adopted the new plan, on October 3, 2008, on the understanding that they were adopting an ERISA-governed plan.  (Id., ¶ 36.)

The Severance Pay Policy (the “Plan”) appoints EDC USA as the administrator and named fiduciary of the Plan.  (Complaint ¶ 22.)  Individual officers of EDC USA become fiduciaries when they actually exercise discretion under the Plan; the Plan directs that the President should be the one to act on behalf of EDC USA.  (Id.)  The Plan provides severance benefits to employees who have lost their employment under certain circumstances.  (Id., ¶ 24.)  Discretion must be exercised to determine whether an employee meets a circumstance for which eligibility for benefits attaches and that the employee’s termination does not involve one of the circumstances that renders an employee ineligible for benefits.

Under Section 5.1 of the Plan, an Eligible Employee may receive severance of “[o]ne (1) week of base pay for each complete year of service (based on most recent date of hire) as an Eligible Employee, up to a maximum of 10 weeks’ pay.”  (Complaint ¶ 24.)  The Plan was constructed with this limitation – which for many employees resulted in severance that was less than the prior informal policy – to accommodate the budget planning for anticipated layoffs and expected severance eligibility resulting from the Sony DADC transaction, which primarily affected the EDC USA facilities located in North Carolina, Nevada and Pennsylvania.  (Behrent Decl., ¶¶ 28, 29.)  Klinger knew of the budgetary constraints.  (Id.) He also knew, or should have known, that the business environment required executives of the EDC companies to make preservation of cash a matter of paramount importance.  (Complaint, ¶ 10.)
Nonetheless, in December 2008 Klinger joined with Costabile to bind EDC USA to the payment of additional severance for certain employees operating out of EDC USA’s North Carolina and Pennsylvania facilities.  (Complaint ¶ 25.)  On January 8, 2009, Klinger executed letters that conferred two weeks of severance for every year of service, or double the amount of severance permitted under the Plan, for a total of twenty weeks of severance to those employees (the “Double Severance Payments”), rather than the ten week maximum authorized by the Plan.3  (Id.)  Costabile identified via email eight employees for this illegal enhanced benefit; Klinger, on his own, added another four employees.4  (Id.)

Additionally, while Costabile had a role in selecting eight of the twelve employees, Costabile ceased to function as the President of EDC (USA) before any binding commitments had been made, a fact of which Klinger had been informed by Chapman.  (Behrent Decl., ¶ 39.)  On January 8, 2009, Klinger, on his own initiative, decided to follow through and legally bind EDC USA to the twelve commitments subsequent to Costabile’s termination.  (Complaint ¶ 26.)  Klinger took these actions despite full awareness that Bailey and Chapman had concerns over Costabile’s performance throughout November and December of 2008, and without notifying Chapman, who had been appointed CEO of EDCI and EDC LLC days before, and to whom Klinger reported directly.  (Behrent Decl., Ex. F.)  Klinger did not even raise the Double Severance Payments with Bailey, Chapman or Behrent during numerous conference calls in December 2008 and January 2009 or seek the approval of a higher executive officer to execute the commitment to those payments.  (Id.)

Klinger seems to characterize this scheme as one residing in Indiana.  To the contrary, the important role of Costabile places a significant part of it squarely in New York, where Costabile worked.  Further, in the case of one of the individuals who Costabile identified, and Klinger concurred (in addition to the eight identified above), it appears certain that Klinger executed the paperwork approving the excess benefit while he was physically present in New York.  (Behrent Decl., ¶ 38.)

On March 15, 2009, EDCI’s CEO, Robert Chapman, discovered the Double Severance Payments issue.  (Complaint ¶ 14.)  A thorough investigation followed.  (Id. at ¶ 15.)  As part of the EDC companies’ investigation, on March 16, 2009, Mr. Chapman sent written correspondence to Klinger summarizing his discoveries and findings.  On March 17, 2009, Klinger replied to Mr. Chapman, confirming various of Mr. Chapman’s conclusions, and acknowledging that Klinger’s own “actions were wrong.”  (Behrent Decl., ¶ 41.)

Shortly thereafter, on April 2, 2009, Mr. Chapman conducted a telephonic review of Klinger’ first six months’ performance as EDCI’s CFO, as the Agreement provided.  (Complaint ¶ 16.)  During this review, Mr. Chapman reiterated that EDCI had sufficient grounds to terminate Klinger’s employment with Cause, as a result of the Double Severance Payments, and Mr. Chapman also identified other significant deficiencies in Klinger’s performance.  (Id.)  The parties agreed that they should negotiate a mutually satisfactory separation of Klinger’s employment.  (Id.)  Klinger, in particular, wanted to avoid having his termination labeled as with Cause.  (Id. at ¶ 17.)

On April 9, 2009, Mr. Chapman sent Klinger correspondence defining key terms of a Separation Agreement that reflected terms that the parties had agreed upon.  (Id.)  Those terms included Klinger’s request to avoid termination with Cause.  (Id.)  That same day, Klinger responded to Mr. Chapman, confirming that he reviewed the correspondence and that the terms detailed in the proposed Separation Agreement were “as agreed.”  The EDC companies proceeded to prepare and distribute the formal documentation out of New York.  However, on April 13, 2009, Klinger repudiated that agreement before it could be consummated.  (Id. at 18.)  He did so by sending a letter to EDCI’s Board of Directors in which he asserted his right to resign for Good Reason (pursuant to the Agreement), if certain changes to his employment situation were not made within thirty days.  (Id.)  He asserted, in substance, that EDCI was in material breach of the Agreement.  (Id.)  The EDC companies dispute that Klinger had Good Reason to resign and contest his assertions.  (Id.)
Given that Klinger had repudiated the settlement dialogue, EDCI returned to its original plan.  On April 13, 2009, EDCI issued to Klinger a notice of the termination of his employment with Cause, subject to the approval of its Board of Directors.  (Complaint ¶ 19.)  The Board approved the termination of Klinger’s employment with Cause, on April 14, 2009.  (Id.)  The stated basis for the termination of Klinger’s employment includes his breach of duty arising from the Double Severance Payments and other specific deficiencies in his work performance.
A bona fide dispute between the parties arose when Klinger repudiated the negotiations to separate his employment because he asserted his right to resign with Good Reason, and thereby collect many separation benefits, while EDCI had already informed Klinger that it would, in the absence of an agreed separation, terminate him for Cause, thereby leaving him without those benefits.  (Complaint ¶ 18.)  The core of the dispute involves Klinger’s breach of his fiduciary duties under ERISA in the administration of the Plan.  (Id. at ¶ 1.)
Accordingly, on April 17, 2009, the EDC companies instituted this action to resolve the dispute, by imposing liability on Klinger for breach of duty as a fiduciary under ERISA and by obtaining a declaration that this breach of duty, among other factors, provided Cause under the Agreement to terminate Klinger’s employment.  Twenty one days later, on May 8, 2009, Klinger instituted his own action in the United States District Court for the Southern District of Indiana.  (See Klinger Aff., Ex. 1-A.)  His claims assert breach of contract (a mirror of the EDC companies’ request for declaratory judgment confirming their termination of his employment for Cause), violations of the Indiana statutes governing payment of wages (based on wages and benefits that Klinger asserts he is owed under the Agreement if he was not terminated with Cause), and defamation (based on the description of the events leading to this lawsuit that were publicly disclosed to shareholders of EDCI in SEC 8-K filings).  (Id.)  Klinger now asks this Court to stand aside and let his later filed action control the dispute between the parties.

ARGUMENT

I.           This Court May Exercise Personal Jurisdiction Over Klinger

Klinger challenges the power of this Court to exercise jurisdiction over him, but he has not moved to dismiss the ERISA claim in the Complaint.  Standing alone, that claim provides an indisputable basis to exercise personal jurisdiction.  If the Court needs to go beyond that basis, Klinger’s contacts with the State of New York, particularly as they relate the transactions over which the EDC companies sue, adequately satisfy the New York long-arm statute.
Notably, Klinger has not asked for an evidentiary hearing on the personal jurisdiction issue.5  He seeks dismissal solely based on his conclusory affidavit.  He accordingly must satisfy a standard akin to summary judgment, see, e.g., Maersk, Inc. v. Neewra, Inc. 554 F. Supp. 2d 424, 440 (S.D.N.Y. 2008) (allegations submitted solely through competing affidavits are “construed in the light most favorable to the plaintiff and doubts are resolved in the plaintiffs’ favor, notwithstanding a controverting presentation by the moving party”) (quoting A.I. Trade Fin., Inc. v. Petra Bank, 989 F.2d 76, 79-80 (2d Cir. 1993)), and he must lose if the EDC companies demonstrate a prima facie case of personal jurisdiction.  See, e.g., DiStefano v. Carozzi N. Am., Inc., 286 F.3d 81, 84 (2d Cir. 2001).  Without question, the facts before the Court cross these thresholds.

A.	The ERISA Claim for Breach of Fiduciary Duty Confers Nationwide Personal Jurisdiction

The EDC companies sue Klinger as fiduciary who has breached his duties under ERISA.  The scope of personal jurisdiction under ERISA literally is nationwide.  See, e.g., Bellaire Gen. Hosp. v. Blue Cross Blue Shield of Mich., 97 F.3d 822, 825 (5th Cir. 1996); Garg v. Winterthur Life, 525 F. Supp. 2d 315, 318 (E.D.N.Y. 2007).  If a defendant has ties to the United States, personal jurisdiction is conferred in any District in the country.  See, e.g., Waeltz v. Delta Pilots Ret. Plan, 301 F.3d 804, 808 (7th Cir. 2002).  Klinger’s affidavit concedes his ties to the United States (albeit in Indiana); accordingly, ERISA confers personal jurisdiction in any District, including this one.

While Klinger appears to raise sporadic challenges to the ERISA claim in his papers, he notably has not claimed the present motion proceeds under either Rule 12(b)(6) or Rule 56 – the procedural vehicles for testing the sufficiency of a claim.  On that basis alone, the Court may reject the offhanded swipes taken at the ERISA claim.

Further, Klinger confines his arguments to perfunctory and unsupported assertions whether the Plan is covered by ERISA.  This undeveloped and superficial argument provides no basis for this Court to rule in the present procedural posture.  Indeed, “[u]nder ERISA, a severance payment qualifies as an employee benefit.”  Tappe v. Alliance Capital Mgmt. L.P., 177 F. Supp. 2d 176, 187 (S.D.N.Y. 2001).  “The term ‘employee welfare benefit plan’ has been held to apply to most, but not all, employer undertakings or obligations to pay severance benefits.”  Schonholz v. Long Island Jewish Med. Ctr., 87 F.3d 72, 75 (2d Cir. 1996).

In line with these principles, the Complaint properly alleges that the Plan constitutes an ERISA plan, provides an adequate foundation of factual allegations to conclude that it will be upheld as an ERISA plan,6 and seeks relief against a fiduciary in a suit prosecuted by another fiduciary, a type of action expressly authorized by ERISA Section 502(a)(2), 29 U.S.C. § 1132(a)(2).  Any implicit motion to dismiss under Rule 12(b)(6), if such a creature exists, would fail in the face of such allegations, and Klinger has not provided any of the procedural necessities under the Local Rules to prosecuting a Rule 56 motion.  See Loc. Civ. R. 56.1.  The ERISA claim is properly before the Court, with its national service of process and nationwide personal jurisdiction settling the issue of this Court’s jurisdiction.

B.	Klinger’s Contacts with New York Satisfy New York’s Long-Arm Statute

In an abundance of caution, the EDC companies also address the propriety of finding personal jurisdiction over Klinger pursuant to Sections 302(a)(1) of the New York Civil Practice Law and Rules (“CPLR”).7  It provides that “a court may exercise personal jurisdiction over any nondomiciliary . . . who in person or through an agent . . . transacts any business within the state.”  The Court may assume jurisdiction over Klinger under this provision.

Klinger unequivocally transacted business in New York on a regular basis prior to the termination of his employment with the EDC companies.  He visited frequently, called frequently, and emailed frequently.  He could not avoid New York because it is the headquarters location for the companies and he accepted the increased responsibilities and promotions in 2007 and 2008 that raised his profile within the EDC companies.  The cause of action arises directly from the business he transacted with New York (his employment and interplay with Costabile, Bailey and Behrent); indeed, in at least one instance, the breach of fiduciary duty that led to his termination for cause (approval of severance in excess of the Policy) arose directly out of a document that he signed in New York on one of his trips to New York.8  These contacts satisfy subsection 1.  See, e.g., Mercator Risk Servs., Inc. v. Girden, 2008 WL 5429886, at *3 (S.D.N.Y. Dec. 30, 2008) (Jones, J.).

II.           This Action Should Remain in This Court

Klinger asks this Court to either dismiss or transfer this action.  He bases his request on the assertions that venue is improper and, alternatively, if proper, it is inconvenient for him.  The Court should reject Klinger’s application.  The EDC companies are entitled to their chosen forum.  It is proper under the federal venue statutes and it represents a superior choice of forum for the issues presented by the claims of the EDC companies.

A.	Venue Properly Lies in This District

The EDC companies bring two claims, one under ERISA and one for declaratory judgment under common law.  The Court may find that venue is proper in this District under the statutory venue provision applicable to either claim.

ERISA contains its own venue provision, 29 U.S.C. §1132(e), to which more general venue provisions must yield.  See Garrel v. NYL Care Health Plans, Inc., 1999 WL 459925, at *3-4 (S.D.N.Y. June 29, 1999) (Jones, J.).  Klinger acknowledges this principle but argues that this District does not qualify as a proper venue under ERISA’s provision.  He is wrong.  His argument rests on the fallacy that only one venue could exist under the statute.  To the contrary, ERISA contemplates that its venue provision will create multiple appropriate venues for suit.9
For present purposes,10 the EDC companies rest on the part of the jurisdiction provision of ERISA that confers venue “in the district where the plan is administered[.]”  29 U.S.C. §1132(c)(2).  “Under a plain reading of the statute, a plan ‘is administered’ in the District where it is ‘managed’ or directed.  Further, a plan can be administered in more than one district.”  Retirement Plan of Unite Here Nat’l Ret. Fund v. Village Resorts, Inc., 2009 WL 255860, at *3 (S.D.N.Y. Feb. 3, 2009).  The Plan, of course, identifies EDC LLC (headquartered in New York) as its administrator and places primary responsibility for administration of the Plan in the hands of the President, who also was located in New York City.  While Costabile and Klinger were directed with finalizing the Plan, Bailey, Copland and Behrent – who were also located in New York City – were involved in reviewing the terms of the Plan and the legal consequences of implementing the Plan. Thus, there can be little doubt that the Plan was managed and directed in this District.  That confers proper venue here.  See, e.g., Verizon Employee Benefits Committee v. Jaegen, 2006 WL 2880451, at *4 (N.D. Tex. Sept. 28, 2006) (suit by plan fiduciary against beneficiary to recover overpayment properly venued in district where group with power to interpret the plan was located).

The declaratory judgment claim in this action, if considered separately from the ERISA claim, premises subject matter jurisdiction on the diversity of citizenship between the parties.  As such, venue would be determined under 28 U.S.C. § 1391(a).  Since Klinger does not reside in this District, this forum constitutes a proper venue if it is “a judicial district in which a substantial part of the events or omission giving rise to the claim occurred, or a substantial part of property that is the subject of the action is situated . . . .”  28 U.S.C. § 1391(a)(2).  “Where, as here, a contract forms the basis of the claims, one of the factors to be considered in determining if venue is proper in a certain district is whether the agreement in question was ‘substantially negotiated, drafted, and/or executed’ in that district.”  TBV Holdings Ltd. v. Schey, 2002 WL 1733649, at *1 (S.D.N.Y. July 26, 2002) (Jones, J.) (quoting ESI, Inc. v. Coastal Power Prod. Co., 955 F. Supp. 419, 425 (S.D.N.Y. 1998)).  The “substantial part” standard in the statute “may be satisfied by a communication transmitted to or from the district in which the cause of action was filed, given a sufficient relationship between the communication and the cause of action.”  Sacody Tech., Inc. v. Avant, Inc., 862 F. Supp. 1152, 1157 (S.D.N.Y. 1994).  Thus, the facts that Bailey executed the Agreement in New York and sent it from New York to Klinger in Indiana (where Klinger executed it unchanged), that Klinger performed some of his duties in New York, and that Klinger regularly communicated and otherwise provided work product to New York – including aspects related directly to the misconduct that gave rise to his termination – satisfy the diversity venue statute.  See TBV Holdings, supra.

B.	The Court Should Not Transfer the Action to Indiana

Understanding that venue likely is proper here, Klinger asks in the alternative to transfer this case to Indiana.  He wants to move this first-filed action to his home district to adjudicate alongside the action he commenced three weeks later.  The presumption in favor of a first-filed action certainly works in favor of the EDC companies, as does the weight accorded to a plaintiff’s choice of forum.  Decisively, Klinger fails to make his case for transfer.  He has not focused on the claims in this action and he superficially addresses the issues.

Courts often spell out eight or nine factors to evaluate the merits of a transfer application.  Some of those factors seem almost quaint today.  The location of relevant documents, for example, plays less of a role in an era of photocopies, pdf electronic document delivery, and other electronically stored information.  See, e.g., Marens v. American Contract Bridge League, 562 F. Supp. 2d 360, 366 (D. Conn. 2008).  Moreover, in a case such as this where each party filed in that party’s respective home court, the convenience of the parties is a wash, with either choice inconveniencing one party and benefiting the other.  See Dwyer v. General Motors Corp., 853 F. Supp. 690, 693 (S.D.N.Y. 1994); Arrow Electronics, Inc. v. Ducommun Inc., 724 F. Supp. 264, 266 (S.D.N.Y. 1989).  The most significant inquiry focuses on witnesses, particularly nonparty witnesses.  Their convenience merits the most consideration from the Court.  Of course, not all witnesses are created equal; witnesses whose testimony should be live, rather than by deposition, dominate this inquiry.  See Garrel, 1999 WL 459925, at *6 (criticizing party for “provid[ing] no reason why live testimony will be required, as opposed to deposition testimony which may be taken at the convenience of the witnesses”).
The inquiry starts against the background of certain presumptions and burdens.  First, the Second Circuit has consistently held that “a plaintiff’s choice of forum is presumptively entitled to substantial deference.”  Gross v. BBC, 386 F.3d 224, 230 (2d Cir. 2004); Wiwa v. Royal Dutch Petroleum Co., 226 F.3d 88, 101 (2d Cir. 2000).  Second, the burden of demonstrating the desirability of transfer lies with the moving party and a court should not disturb a plaintiff’s choice of forum “unless the defendants make a clear and convincing showing that the balance of convenience favors defendants’ choice.”  Hubbell Inc. v. Pass & Seymour, Inc., 883 F. Supp. 955, 962 (S.D.N.Y. 1995).  As explained more fully below, because none of these factors “clearly favor” transfer, Plaintiff’s motion for transfer should be denied.  As the Second Circuit has emphasized, “our legal system has traditionally deferred to the plaintiff’s choice of forum, and ‘unless the balance is strongly in favor of the defendant, the plaintiff’s choice of forum should rarely be disturbed.’”  Gross, 386 F.3d at 230 (quoting Gulf Oil Corp. v. Gilbert, 330 U.S. 501, 508 (1947)).  Last, a first-filed action ordinarily enjoys a presumption that it should continue, in its forum, ahead of a later filed action.
The convenience of the witnesses weighs in favor of keeping this case in New York.  The EDC companies will rely on witnesses based in the New York area11 and witnesses who are based neither in New York or Indiana.  Klinger, of course, is in Indiana.  Similar to a recent case decided by this Court, “New York will be convenient for some witnesses and [Indiana] will be convenient for others; for some, both forums will be inconvenient.”  Girden, 2008 WL 5429886, at *5.  Such circumstances do not carry the burden for transfer.  See id.; Marcus, 562 F. Supp. 2d at 366.

Rather, a party moving for transfer “must support the transfer application with an affidavit containing detailed factual statements relevant to the factors, including the potential principal witnesses expected to be called and a general statement of the substance of their testimony.”  Hernandez v. Graebel Van Lines, 761 F. Supp. 983, 987 (E.D.N.Y. 1991); accord Factors Etc., Inc. v. Pro Arts, Inc., 579 F.2d 215, 218 (2d Cir. 1978).  “Vague generalizations and failure to clearly specify the key witnesses to be called, along with a statement concerning the nature of their testimony, are an insufficient basis upon which to grant a change of venue under § 1404(a).”  Heller Financial, Inc. v. Midwhey Powder Co., Inc., 883 F.2d 1286, 1293 (7th Cir. 1989); accord Lighting World, Inc. v. Birchwood Lighting, Inc., 2001 WL 1242277, at *4 n.7  (S.D.N.Y. Oct. 16, 2001) (Jones, J.) (criticizing party for failing to indicate the subject of the witnesses’ testimony and their connection to the case).  Furthermore, it is not the quantity of the witnesses that matters, but the quality of their testimony.  Neil Bros. Ltd. v. World Wide Lines, Inc., 425 F. Supp. 2d 325, 329 (E.D.N.Y. 2006) (holding that a court should not merely tally the number of witnesses, but rather must “qualitatively evaluate the materiality of the testimony that the witnesses may provide”).

Klinger attempts to tilt the scales in his favor by submitting a bare bones list of fifty-eight persons in Indiana who he claims would be witnesses.  (He also does not indicate who is a party witness – an EDC companies’ employee – and who is not.  Employees of the EDC companies do not provide a reason to try this case in Indiana when the EDC companies would be responsible to bring them to trial if they are needed, or risk a missing witness instruction.)  His strategic decision to omit any details about the witnesses dooms his application for transfer.

Even a cursory look at Klinger’s list reveals why details must be provided.  He lists, for example, all ten of the remaining employees in the Indiana finance & information technology department that he ultimately supervised.  (Behrent Decl., ¶ 51.)  How and why all these individuals would provide testimony relevant to the claims in this action is not self-evident, nor can this Court conclude that their testimony would be needed in person, as opposed to by deposition.12  Approximately twenty other of Klinger’s listed witnesses are former employees of EDC USA in Fishers, Indiana, in finance, operational, administrative and IT capacities, some of whom are now employees of Sony DADC.  (Id.)  Their respective functions provide no clue to their role as witnesses or the need to have them testify live.13  And Klinger lists nine employees of Sony DADC as witnesses, who have no apparent logical relationship to the claim raised by the EDC companies in this action.  (Id.)  Moreover, Klinger erroneously attributes Indiana as the location for these individuals when information available to the EDC companies places five of them in New York or New Jersey (one of whom relocated from Indiana recently), two in Chicago, and two in Indiana.  (Id.)  If this group is significant, then their inclusion continues to shift the balance to this forum and away from Indiana.  Klinger’s laundry list approach to witnesses, then, fails as a matter of law to carry his burden of demonstrating the desirability of transfer.

By Klinger’s own description, “[t]his case is really a national case with facts and witnesses spread across the country.  As a result, [Indiana] is no better a forum than New York to adjudicate this dispute.  Therefore, … Defendant[] ha[s] not met [his] burden of establishing that transfer is appropriate.”  Girden, 2008 WL 5429886, at *5.  The EDC companies, in contrast, have provided sound reasons to prefer this forum by identifying key witnesses here who should be subject to process and testify live.

Klinger appeals to this Court’s sympathy by arguing his relative financial means should excuse him from defending in New York.  There is a certain perversity to this plea when Klinger already wrongly cost the EDC companies $176,000.  Regardless, “[a] party arguing against or for transfer because of inadequate means must offer documentation to show that transfer (or lack thereof) would be unduly burdensome to his finances.”  Federman Assocs. v. Paradigm Med. Indus., Inc., 1997 WL 811539, at *4 (S.D.N.Y. Apr. 8, 1997) (Jones, J.); accord Lappe v. American Honda Motor Co., Inc., 857 F. Supp. 222, 230 (N.D.N.Y. 1994); Hernandez v. Graebel Van Lines, 761 F. Supp. 983, 989 (E.D.N.Y. 1991).  Klinger offers no documentation concerning his burden of litigating in this forum.  His bare assertion concerning his present unemployment ignores two facts.  First, the substantial costs in litigation will involve discovery, which will be conducted all over the country, where the witnesses live and work.  The choice of forum will not impact his costs at that important stage of the proceedings.  Second, Klinger may be unemployed at present, but he worked for years in a highly compensated position – receiving gross compensation of over $780,000 (in suburban Indiana) since May 2005 – $274,000 received in the last twelve months prior to his termination..  He is not poor – he is a formerly highly paid executive who has been unemployed for six weeks – and he provides no basis for this Court to conclude that he cannot afford to litigate in a New York forum.14

Klinger also argues that “foreign” (Indiana) law will be involved in the case, thereby rendering Indiana more appropriate.  His basis for this assertion, however, lies in his claims, not the claims asserted here.  The central claim here, under ERISA, involves federal law.  (Klinger also represents that he soon will add a federal law claim to his Indiana action.)  It is assumed that federal courts in this district and the Southern District of Indiana are equally familiar with the applicable federal law.  See, e.g., In re Nematron Corp. Sec. Litig., 30 F. Supp. 2d 397, 405 (S.D.N.Y. 1998).  Moreover, the issues involved in deciding that claim (did Klinger violate his duty in committing EDC USA to the Double Severance Pay for twelve persons) control all of the state law based claims.  Klinger’s breach of duty creates Cause to fire him and a determination that he was terminated with Cause leaves him without viable claims under Indiana law because the wage items he seeks are paid only if he was not terminated with Cause and the defamation is premised on the alleged untruthfulness of the description of his misconduct.

Even if Indiana state law became important to the case,15 that contingency alone does not warrant transfer.  Recoton Corp. v. Allsop, Inc., 999 F. Supp. 574, 578 (S.D.N.Y. 1998).  “The fact that the law of another jurisdiction governs the outcome of the case is a factor accorded little weight on a motion to transfer, .... especially in an instance ... where no complex questions of foreign law are involved.”  Vassallo v. Niedermeyer, 495 F. Supp. 757, 760 (S.D.N.Y.1980); see also Federman Assocs., 1997 WL 811539, at *4 (factor “accorded little weight”); Schwarz v. R.H. Macy's Inc., 791 F. Supp. 94, 96 (S.D.N.Y. 1992) (a forum's familiarity with governing law “is not more significant than convenience to the parties and witnesses”).

III.	Klinger Should be Enjoined From Continuing Prosecution

of the Indiana Action

Klinger’s decision to file suit in Indiana creates two actions in different federal fora that may produce conflicting results or result in duplicative and unnecessary expenditure of judicial resources.  To avoid this untoward result, the Court should exercise its equitable power to enjoin Klinger from continuing prosecution of his Indiana action.  He can assert any relevant claims he has as counterclaims in this action.

A.	The Dispositive Issues for the Indiana Action Are Subsumed Within the Issues Central to the NY Action

The fact that Klinger seeks to send this action to Indiana represents his acknowledgement that the two actions belong in one forum.  Indeed, he expressly references Rule 13, the counterclaim rule, as a basis for holding the claims in one suit.  By the same logic, Klinger’s claims present counterclaims to this action.  The claims in both actions arise out of the same transactions and occurrences that are the subject matter of each suit.  “An adjudication pursuant to Rule 13 (a) that two actions are parts of a single controversy should lead to resolution of both in a single forum.  Sound judicial administration counsels against separate proceedings, and the wasteful expenditure of energy and money incidental to separate litigation of identical issues should be avoided.”  Columbia Plaza Corp. v. Security Nat’l Bank, 525 F.2d 620, 626 (D.C. Cir. 1975).

B.	The First Filed Rule Favors Issuance of An Injunction Compelling Consolidation In This Court

Generally, “where there are two competing lawsuits, the first suit should have priority.”  Employers Ins. of Wausau v. Fox Entm’t Group, Inc., 522 F.3d 271, 275 (2d Cir. 2008).  There are two exceptions to the first-filed rule: “(1) where the balance of convenience favors the second-filed action, and (2) where special circumstances warrant giving priority to the second suit.”  Id.  The balance of conveniences inquiry resolves in the EDC companies’ favor, as set forth above.  Special circumstances requires either “an improper anticipatory declaratory judgment action…filed in response to a direct threat of litigation that gives specific warnings as to the deadlines and subsequent legal action,” or a finding that “forum shopping alone motivated the choice of the situs for the first suit.”  Id. at 275-76.  Klinger cannot establish such circumstances.

This action has a declaratory judgment component, but it joins with the ERISA claim to resolve rights over a serious breach of duty by Klinger.  This joinder of claims should be enough, standing alone to eliminate any contention of special circumstances exempting it from the first-filed rule.  Were it not, it should be noted that the standard requires a direct threat of litigation with a deadline; that was not present here.  Rather, the EDC companies sought guidance whether Klinger’s conduct invoked EDCI’s right to terminate with Cause or if he correctly claimed “Good Reason” to resign.  The EDC companies had no obligation to wait to see whether and when Klinger might sue them.  Moreover, EDCI considered Klinger’s termination to be an event reportable to investors and felt that it needed to demonstrate to investors that appropriate remedies were being sought for Klinger’s breach of duty.

Klinger seems to stop his argument at the fact that a declaratory judgment has been sought.  That’s not enough.  The first-filed rule does not grant an automatic exemption in the case of all declaratory judgment actions.  See, e.g., Schnabel v. Ramsey Quantative Systems, Inc., 322 F. Supp. 2d 505, 513-14 (S.D.N.Y. 2004); 800-Flowers, Inc. v. Intercontinental Florist, Inc., 860 F. Supp. 128, 132 (S.D.N.Y. 1994).  Further, as explained above in the analysis on transfer, this forum was selected because it is the home of the EDC companies and it makes certain nonparty witnesses subject to compulsory process for trial.  That rebuts any forum shopping accusation.

The question of the Court’s appropriate course of action is answered in the first-filed rule.  This court assumes jurisdiction and enjoins Klinger to halt prosecution of his Indiana action.  See, e.g., Northwest Airlines, Inc. v. American Airlines, Inc., 989 F.2d 1002, 1004 (8th Cir. 1993); Columbia Plaza, 525 F.2d at 627-29.  He then can decide to file counterclaims or to leave the matter lie until this case determines the issues.

CONCLUSION

For the reasons stated herein, Plaintiffs respectfully request that the Court enter an order denying Defendant’s Motion to Dismiss for Lack of Personal Jurisdiction and/or Improper Venue, or in the alternative, Motion to Transfer Venue, enjoining Defendant Michael W. Klinger from continuing prosecution of his action pending in the United States District Court for the Southern District of Indiana, and for such other relief as is just and proper.

Dated: New York, New York May 28, 2009	EPSTEIN BECKER & GREEN, P.C.
	By:	/s/ John Houston Pope
John Houston Pope Allen B. Roberts Raymond T. Mak
250 Park Avenue New York, New York 10177-1211 (212) 351-4500 Attorneys for Plaintiffs

CERTIFICATE OF SERVICE

I hereby certify that on May 28, 2009, I electronically filed the foregoing with the Clerk of the Court using the CM/ECF system, which sent notification of such filing to counsel for Defendant.

/s/ John Houston Pope
   John Houston Pope

1           Klinger’s affidavit asserts that a prior agreement for his employment at his prior position had once contained a forum selection clause that he negotiated away.  The EDC Entities have been unable to determine, from their records, the truth of this assertion, but as stated in the Affidavit of Mr. Behrent, have found no records indicating that either Klinger’s October 3, 2008 employment Agreement or Klinger’s November 26, 2007 employment agreements – the two agreements reflecting Klinger’s increased activities involving New York connections – ever contained forum selection clauses.  It is, in any event, irrelevant.  The alleged negotiation did not occur over the Agreement at issue.  Further, little significance can be placed on a decision to agree to leave the matter of forum selection to the applicable law, based on the facts of a future dispute, rather than insisting invariably on a New York forum.  Notably, Klinger did not obtain a forum selection clause for Indiana, either.

2           Throughout 2007 and 2008, the Chairman, Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) (other than Klinger beginning in September 2008), President, Executive Vice President of Corporate Development, and Chief Operating Officers of all of the EDC companies have operated from the New York headquarters.  Effective January 2, 2009, Robert L. Chapman, Jr. (“Chapman”) assumed the role of Chief Executive Officer of EDCI and EDC LLC.  Chapman resides in California, however, his employment contract requires him to operate for part of each month in the New York office.  Chapman also has extensive other ties to New York.  Up until Klinger’s promotion to CFO of EDCI in September 2008, Klinger reported directly to the CFO of EDC LLC or EDC USA; subsequent to his promotion, Klinger reported to the CEO of EDCI.  (Behrent Decl., ¶ 5.)

3           The Double Severance Payments cost EDC USA approximately $176,000.

4           Klinger’s affidavit indicates he will contest the allegation that he acted on his own and will contend Costabile approved the Double Severance Payments to these other four employees.  If this is indeed his strategy, it merely reinforces the importance of Costabile as a live witness, subject to process from this forum.

5           The time to ask for the hearing was in connection with his motion.  Sandbagging a request to his reply would be improper.  Klinger must abide by his strategic choice.  If he does change course, however, and the Court exercises its discretion to excuse his turnabout, any evidentiary hearing must be preceded by adequate discovery and include in-person testimony from Klinger.

6           In Tischmann v. ITT/Sheraton Corp., 145 F.3d 561 (2d Cir. 1998), the Second Circuit identified three nondispositive factors to elaborate whether a severance plan falls under ERISA.  Id. at 566.  All three are present here.  Managerial discretion must be exercised in selecting participants, on an ongoing basis as terminations may occur.  See Emmenegger v. Bull Moose Tube Co., 197 F.3d 929, 935 (8th Cir. 1999); Tischmann, 145 F.3d at 566.  (Indeed, Klinger’s exercise of discretion did him in.)  Additionally, the Policy codified a long-standing policy of severance, which qualifies it as “ongoing.”  See Tappe, 177 F. Supp. 2d at 188 n.12.  Last, the Plan spells out criteria that require the employer to analyze the circumstances of each employee’s termination to determine eligibility.  See Tischmann, 145 F.3d at 567.  Klinger does not address these governing criteria – which the Plan satisfies – but instead questions whether the Plan was “signed” or an SPD distributed to employees.  As Klinger knows – because the documentation is set forth in the Form 8-K on which he bases his defamation claim in the Indiana Action – every Member of the Board of EDC LLC and the Member of EDC USA, including the President of EDC LLC and EDC USA (Costabile), executed written consents adopting the Plan.  A physical signature on any particular copy of the Plan is not necessary to carry it into effect in these circumstances.  Similarly, distribution of an SPD is not necessary to effectuate a severance policy under ERISA (and the statute, in any case, provides a window during which to distribute such documentation).  Notably, Klinger and Costabile were told by counsel that it would be prudent to distribute the Plan; if that advice was not heeded, Klinger can hardly protest that failure.

7           The exercise of long-arm jurisdiction over an individual by a New York court must also satisfy constitutional due process standards.  Sunward Electronics, Inc. v. McDonald, 362 F.3d 17, 24 (2d Cir. 2004).  Satisfaction of the section 302(a)(1) criteria will generally meet federal due-process requirements.  Kelly v. MD Buyline, Inc., 2 F. Supp. 2d 420, 431 (S.D.N.Y. 1998).  Independent of that subsection, the due process inquiry requires the Court to “undertake an analysis consisting of two components: the ‘minimum’ contacts’ test and the ‘reasonableness’ inquiry.”  Bank Brussels Lambert v. Fiddler Gonzalez & Rodriguez, 305 F.3d 120, 127 (2d Cir. 2002).  As explained above, Klinger has had many contacts with New York that warrant the extension of jurisdiction over him.  For the reasonableness inquiry, “a court considers whether the assertion of jurisdiction comports with traditional notions of fair play and substantial justice – that is whether it is reasonable under the circumstance of a particular case.” Sirius America Insurance Company v. Scpie Indemnity Company, 461 F. Supp. 2d 155, 161 (S.D.N.Y. 2006).  Where, as here, a plaintiff makes a threshold showing of minimum contacts, the burden shifts to the defendant to “present a compelling case that the presence of some other considerations would render jurisdiction unreasonable.”  Bank Brussels Lambert, 305 F.3d at 129.  That threshold is higher than the venue determination discussed infra.  Accordingly, to the extent that the EDC companies win the venue issue, constitutional reasonableness will be established.

8           Discovery may reveal additional instances of Klinger’s presence in New York for his breaching conduct.  It would be inappropriate to find a lack of personal jurisdiction until that discovery is complete and the results revealed.

9           The EDC companies do not concede that any of the venues proposed by Klinger, particularly Indiana, are proper under ERISA.  The ministerial acts described by Klinger (other than his misconduct, which hardly can be a basis for shifting venue from this District) do not equate to management or direction of the Plan.

10           ERISA also confers venue in any District where a defendant may be found.  This provision confers venue in any District that has personal jurisdiction under constitutional standards.  See Schoemann v. Excellus Health Plan, Inc., 447 F. Supp. 2d 1000, 1003 (D. Minn. 2006).  To the extent that the Court finds the prior analysis on that issue sound, venue can be proper on this additional basis.

11           For nonparty witnesses, Costabile and Copland reside in New Jersey, within the 100-mile bulge.  Costabile would provide important testimony about the Double Severance Payments.  Copland would provide testimony about the CFO’s office prior to Klinger’s service.  Given that Klinger bases his “Good Reason” resignation on his personal perceptions of the CFO’s office prior to assuming the post himself, Copland provides an important counterweight to Klinger’s self-serving testimony on the subject.  Important party-affiliated witnesses located in New York include Bailey and Behrent.  Chapman, as noted above, also is a vital witness and he has regular and sustained contracts in New York (but not Indiana).

12           Plaintiffs acknowledge that two employees, Michael D. Nixon and Kyle E. Blue, Klinger’s two most senior U.S. Finance subordinates, may have relevant testimony to provide on Klinger’s claim that he could resign with Good Reason.  What they have to add, however, is unlikely to be controverted or otherwise require their live testimony.  Moreover, both individuals are current employees of the EDC companies, placing them in the category of party witnesses.

13           Perhaps indicative of Klinger’s identification of witnesses in Indiana is Jeremy Woods (“Woods”), an Indiana based real estate broker.  Presumably, Woods fits in as a witness on Klinger’s complaint that he was “diminished” as CFO when the relocation efforts were reassigned to his subordinates.  A review of Klinger’s emails indicates that Klinger began discussions with Woods about relocation on September 4, 2008 – i.e. prior to the time when Klinger became the CFO. This chronology speaks for itself and certainly does not require a live witness at trial.  (Behrent Decl., ¶ 52.)

14           Regarding the significance of relative means, the Court also should take note that Klinger raises claims that may entitle him to attorney’s fees and costs.  If he has meritorious claims, he will stand to recover his litigation costs.  His prospect of cost-shifting at the end of the case eliminates relative means as a relevant consideration in evaluating the transfer application.

15           Indeed, Klinger does not demonstrate that Indiana law differs significantly from New York law on principles of basic contract law.  The Indiana courts have suggested no significant difference exists.  See Indiana & Michigan Elec. Co. v. Terre Haute Indus., Inc., 507 N.E. 2d 588, 597 (Ind. App. 1987).

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x
EDCI HOLDINGS, INC., ENTERTAINMENT DISTRIBUTION COMPANY, LLC, And ENTERTAINMENT DISTRIBUTION COMPANY (USA) LLC,	: : : : : : : : : : :	Case No. 09 Civ. 3880 (BSJ) DECLARATION OF MATTHEW K. BEHRENT
Plaintiffs,
- v. -
MICHAEL W. KLINGER,
Defendant.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x

MATTHEW K. BEHRENT, declares, under penalty of perjury, as follows:

1. I am currently the Executive Vice President, Corporate Development, and Legal Counsel of EDCI Holdings, Inc. (“EDCI”), Entertainment Distribution Company, LLC (“EDC LLC”), and Entertainment Distribution Company (USA), LLC (“EDC USA”) (collectively “the EDC companies”).  I make these statements from my own personal knowledge and from a review of corporate records.

2. Defendant Michael Klinger (“Klinger”) has been an employee of the EDC companies in the finance department since May 2005, when EDC LLC and EDC USA acquired the assets comprising the business of EDC LLC and EDC USA from Universal Music Group.  Klinger’s original title was Director, Business Operations of EDC USA.  In October 2005 he was promoted to Vice President of Finance of EDC USA.  In November, 2007 he was promoted to Vice President of Finance of EDC LLC with significant responsibilities relating to EDCI.  In September 2008 he was appointed Executive Vice President, Chief Financial Officer and Treasurer (“CFO”) of EDCI with responsibilities that included being the most senior financial officer for all of EDCI’s subsidiaries.  Klinger was expressly appointed CFO of EDC USA on October 31, 2008, in connection with the Sony Transaction, described below.  Klinger was based in Indiana when he joined the EDC companies and  EDCI agreed to allow Klinger to continue to be based in Indiana in his new role.

The New York Locus of the EDC Companies

3. The principal place of business for the EDC companies is New York, New York, where the corporate headquarters has been located since May 2005, when the EDC companies acquired certain assets from Universal Music Group, including the business unit in which Klinger previously worked.  Klinger’s employment had a substantial New York focus, owing to his extensive interactions with the officers and employees based at the New York headquarters.

4. I, for example, work at EDCI’s corporate headquarters in New York where I am in charge of corporate development – including all merger and acquisition activities and legal matters – for all of the EDC companies.  Klinger worked extensively with me on corporate development, merger and acquisition and legal matters.

5. From the commencement of Klinger’s employment with the EDC companies in May, 2005 through the present, the Chairman of the EDC Companies, Clarke H. Bailey (“Bailey”) has operated from the New York Headquarters.  When Klinger was promoted to CFO, he began to report directly to Bailey.  Bailey resigned as Interim CEO of EDCI and EDC LLC on January 2, 2009, but remained Chairman of EDCI, EDC LLC and EDC USA and Interim CEO of EDC USA through the termination of Klinger’s employment by EDCI with Cause on April 14, 2009.  Bailey was tasked with supervising the wind down of EDC USA’s operations resulting from the Sony Transaction (described below), with Klinger reporting to him on those matters.  The Double Severance Payments, discussed below, that constituted the key grounds for Klinger’s termination of employment by EDCI with Cause, involved payments made to employees involved in the wind down of EDC USA’s operations resulting from the Sony Transaction.  Accordingly, the events at the heart of this lawsuit involve matters on which Klinger reported to Bailey, in New York.

6. From May 2005 through January 2, 2009, the then-Chief Executive Officers (“CEO”) of the EDC companies operated from the New York Headquarters.  Effective January 2, 2009, Mr. Robert L. Chapman, Jr. (“Chapman”) assumed the role of CEO of EDCI and EDC LLC.  Chapman resides in California; however, his employment contract requires him to physically base himself in New York for at least one week per calendar month.  (I also understand that Chapman has many other ties to New York, although no significant ties to Indiana.)  From January 2, 2009 through Klinger’s termination of employment by EDCI with Cause on April 14, 2009, Klinger reported directly to Chapman.

7. From May 2005 through January 2009, the President and Chief Operating Officer of EDC LLC and EDC USA, Thomas Costabile (“Costabile”) operated from the New York headquarters.  Klinger worked closely with Costabile on matters relating to human resources (including severance), finance, business development, operations, procurement and information technology.  Costabile was removed from his position on or about January 8, 2009, and no permanent replacement was appointed through April 14, 2009, the date of Klinger’s termination of employment by EDCI with Cause.

8. From the fourth quarter of 2005 through Klinger’s promotion to CFO in September 2008, the two prior CFOs of the EDC Companies operated from the New York headquarters.  In that same period Klinger reported directly to these New York-based CFOs.

9. Klinger’s responsibilities also caused him to work extensively with Debra Lucarello, the head of EDC USA’s human resources functions from December 28, 2007 through December 31, 2008.  Ms. Lucarello operated out from the New York headquarters.

10. As this description highlights, Klinger’s duties with the EDC companies always required some degree of coordination and communication with the New York based headquarters, and travel to New York.  In 2007, Klinger began to assume responsibilities that required greater integration with New York, including responsibilities that specifically related to severance pay policies of EDC USA, which policies were critical to merger and acquisition opportunities led by Bailey and I, with extensive involvement by Jordan Copland (“Copland”), Klinger’s predecessor as CFO, and Costabile, all executives operating out of the New York headquarters.

The Business of the EDC Companies

11. The Court may be assisted in its consideration of the present motion by a fuller description of the business of the EDC companies.  I recount the following from my personal knowledge, corporate records, and information I have gathered through meetings and discussions with others in the organization.

12. The primary business of EDC LLC and EDC USA has been the manufacturing and distribution of physical music compact discs (“CDs”).  That business has been subject to a secular declining market for some time.

13. EDCI acquired its interest in EDC LLC in May 2005, at a time when it was already apparent that CD volumes would decline over time and continue to be superseded, though at an unknown rate, by digital (vs. physical) means of distribution.  At that time, industry forecast decline rates were generally in the mid-to-low single digit range and the EDC companies believed that at those decline levels it would be possible to replace lost units and grow the overall profitability of EDC LLC by acquiring new customers, organically and through acquisitions, in both the core CD business as well as in adjacent industries that had long-term growth opportunities.  Nonetheless, the CD business was still assumed to be a “sunset” business that at some point would require substantial cost-cutting efforts, including layoffs and resulting severance payments, to maintain profitability.

14. As a result, EDC LLC and EDC USA’s strategic plan has been to either offset unit declines with market share, or to reduce costs as the market inevitably nears an eventual “sunset” when digital media substantially replaces the physical CD.  After a strategic review process in the first quarter of 2007, when industry decline rates accelerated dramatically, the EDC companies began to explore, in the second quarter of 2007, merger and acquisition alternatives for the EDC LLC and EDC USA businesses, including complete and partial divestitures (the “M&A Process”), as well as other restructuring activities if such a sale was not consummated.

15. Severance costs were a critical element of the M&A Process.  Certain bidders were primarily interested in acquiring EDC LLC’s manufacturing and distribution contracts – leaving the EDC companies with the responsibility for closing various facilities and laying-off the affected employees.  Other bidders were interested in acquiring most of EDC LLC’s operations, but the eventual cost of facility closures and lay-offs those bidders would incur as the CD industry completed its steady decline were a material – and negative – element of the valuation those bidders placed on EDC LLC.   If a merger and acquisition alternative was not consummated, severance was also critical, as EDC LLC and EDC USA would have been required to aggressively reduce headcount to maintain profitability as the physical CD business continued to decline

16. The M&A process was led by Bailey and me, from the New York headquarters, with substantial involvement by Copland, Costabile, Klinger and the prior CEO of EDCI and EDC LLC, also out of New York.  Outside investment bankers advising the EDC companies were also located in New York.

17. The M&A Process continued throughout 2007 through the eventual sale of certain assets to Sony DADC US Inc. (“Sony DADC”) on December 31, 2008.  Throughout the M&A Process, Klinger was responsible for the severance analyses related to EDC USA, working directly with me, Costabile, Copland and Bailey.

Klinger’s Direct And Continuous New York Contacts

18. In addition to the fundamental nature of the employment relationship already described above, I have looked at corporate records that reveal further detail concerning the nature and degree of Klinger’s contacts with New York.

19. I have reviewed the records of Klinger’s travel for corporate purposes and they reveal that in 2006 Mr. Klinger travelled to New York for business on  one occasion.   In 2007 he made five trips to New York, in 2008 he made six trips, and in 2009, prior to his termination on April 14, 2009, he made two trips.  In the seven months following his promotion to CFO of EDCI, he made five trips to New York.  Of Klinger’s eleven trips to New York in 2007 and 2008, at least five primarily related to the M&A Process that culminated in the sale of certain assets to Sony DADC and the resulting “Double Severance Payments” Klinger illegally bound the EDC companies to in January, 2009 (described below).

20. I reviewed Klinger’s email account and found that he sent 2,702 emails to New York based employees of the EDC companies in 2008.  (This figure conservatively counts an email that was sent to multiple New York based employees as a single email and excludes emails that were only “cc’ed” to New York based employees.)  That works out to 11 to 12 emails per day, based on Klinger’s scheduled forty-eight weeks of work per year, five days per week.  Those same New York based employees of the EDC companies sent Klinger 2,914 emails in 2008, or approximately 12 emails per day, based on the same assumptions.  This level of email traffic between Klinger and New York based employees – roughly 24 emails per working day – represents a significant degree of interaction.

21. Although I was not a direct participant, it is my understanding that throughout 2007 and through his termination on September 2008, Copland held weekly finance conference calls and other monthly and quarterly calls initiated from the New York headquarters that included Klinger.

22. Shortly after Klinger’s promotion to Vice President of Finance of EDC LLC in November, 2007, he began to participate in weekly conference calls involving only the most senior executive officers of the EDC companies:  Copland (CEO and CFO of EDCI and EDC LLC); Costabile (President and Chief Operating Officer of EDC LLC and EDC USA); Behrent (EVP Corporate Development of EDCI and EDC) and at different times Debra Lucarello (Vice President of Human Resources, EDC USA) and Richard Friedman (EDCI’s Vice President for Audit and Compliance).  As noted above, Copland, Costabile, Behrent, and Lucarello operated from the New York headquarters.

23. After Klinger’s promotion to CFO, Bailey continued weekly staff conference calls that included Klinger, Behrent, Costabile and Friedman.  Bailey, Costabile and Behrent were located in New York

24. After Klinger’s promotion to CFO, Klinger became responsible for managing EDCI’s cash of approximately $50 million.  A sizeable amount of that cash was located at a Bear Stearns bank account in New York, prior to the collapse of Bear Sterns; subsequently, Klinger and Bailey met in New York with several banks that were being evaluated as replacements for the services provided by Bear Stearns.

25. A critical strategy of EDCI has been the acquisition of another business (other than EDC LLC) using that cash.   After Klinger’s promotion to CFO, Klinger also participated in bi-weekly conference calls led by Bailey and me (both based in New York) related to that acquisition strategy.

26. On October 3, 2008, in connection with his promotion to CFO, Klinger entered into a “Letter Agreement” with EDCI, confirming certain terms and conditions of his continued employment in his new role.  The Letter Agreement was executed by EDCI’s Interim CEO Bailey in New York.  He sent the Letter Agreement to Klinger in Indiana, who executed it without change and returned it to Bailey in New York.  No one connected with drafting or negotiating that Letter Agreement discussed or contemplated any forum selection clause and none of the draft versions of that Letter Agreement – including the original draft prepared by outside counsel to the EDC company – included a forum selection clause.  After Bailey sent Klinger a draft of the Letter Agreement via email on September 29, 2008, Klinger replied via email on September 30, 2008 as follows: “I have reviewed the attached agreement and accept it as written.”

27. I have investigated Klinger’s assertion that he successfully negotiated himself out of a forum selection clause designating New York in an earlier employment agreement.  I have been unable to confirm that any such negotiation occurred.  As noted above, it did not occur in connection with the Letter Agreement at issue in this lawsuit.  Moreover, Klinger’s immediate prior agreement, dated November 26, 2007, did not discuss or contemplate any forum selection clause, and none of the draft versions of that letter agreement that I have reviewed – including the original draft prepared by outside counsel to the EDC company – included a forum selection clause.

EDC USA’s New, ERISA-Compliant Severance Policy

28. The M&A Process was unsuccessful in 2007 and continued through  2008.  In July 2008,  Bailey, at the time the Chairman of EDCI, EDC LLC and EDC USA began negotiating a transaction that would involve the sale of a substantial amount of EDC USA’s domestic assets to Sony DADC, but would require EDC USA to be responsible for the closure of its North Carolina, Nevada and Pennsylvania facilities and the termination of the vast majority of the EDC USA employees working at those locations.

29. Because substantially all of the cash consideration to be received from Sony DADC would be required to repay existing debt of EDC LLC and fund the closures, and given the substantial severance costs that would be incurred, budgetary constraints required management of the EDC companies to re-evaluate the existing severance policies of EDC USA.  A lower limitation on the maximum severance payment had to be imposed, capping some employees at a lower level than the prior policy.  Costabile led this project, initially in consultation with Copland, Klinger and me.  Subsequently, Klinger and Costabile led the process of developing a recommendation to the Board of EDC USA of the amount of severance that would be paid and the formalization of the ERISA compliant policy.  The project utilized outside counsel from an Indianapolis law firm, Michael Boldt (“Boldt”) and James Kemper (“Kemper”) of Ice Miller.

30. Early in this review process, on July 30, 2008, Boldt advised Costabile by e-mail that “because the Company has an unwritten policy of paying severance pursuant to a formula based on years of service--a policy that has been followed consistently since at least January of 2006.  (Actually, it is a guideline set forth in an e-mail, so whether it is unwritten is itself a question.)  As ERISA has been interpreted, an informal practice or policy, written or unwritten, pursuant to which severance is paid according to a formula that is readily discernible, constitutes an ERISA plan that an employer must follow.  In fact, it may be a violation of ERISA's reporting and disclosure rules not to reduce such a policy to writing in a formal ERISA plan document and distribute it to employees.”  Attached hereto as Exhibit A is a true and correct copy of that e-mail.  As the document shows, Costabile promptly forwarded this email to Klinger, Copland and me.

31. In the course of my subsequent (post Klinger’s termination) investigation into Klinger’s misconduct, I further discovered that prior to the acquisition of the EDC USA business from Universal Music Group in May, 2005, Universal Music Group had a formal severance pay policy.  In connection with the acquisition, EDC USA committed to maintain “the same severance compensation and substantially the same severance benefits” for a period of twelve months.

32. Following that advice of counsel, management of the EDC companies determined that the severance pay policy should be formalized and brought into compliance with the requirements of ERISA.  Klinger was well aware that the new policy was designed to be, and was, compliant with ERISA.  In the course of investigating Klinger’s misconduct, I discovered a series of emails among Costabile, Klinger and legal counsel demonstrating the sequence of events in October 2008 whereby Costabile and Klinger finalized the severance pay policy which also demonstrate continued references to the plan as an “ERISA” plan and demonstrate that Klinger specifically approved a final change to the severance pay policy expressly providing that the policy could only be modified by a writing signed by the President of EDC USA.

33. On October 2, 2008, Costabile sent an e-mail to Boldt, copying Klinger, stating "Mike & I will call your office at 2:00 pm today. We would like to finalize the ERISA Severance plan."  A true and correct copy of that email is attached hereto as Exhibit B.

34. On October 2, 2008, Boldt, Costabile, and Klinger engaged in a series of email communications about finalizing the draft policy.  Costabile approved the draft and sought Klinger’s concurrence.  Klinger wrote, to Costabile and Boldt, "I read the document and am fine with proceeding."  A true and correct copy of that email string is attached hereto as Exhibit C.

35. On October 2, 2008, Costabile forwarded the final version of the severance pay policy to Bailey.  In his note, Costabile mentioned that “[t]his policy was prepared by our Indiana labor counsel in accordance with ERISA guidelines” and recommended that the Board adopt it.  Costabile copied Klinger on the email.  A true and correct copy of that email is attached hereto as Exhibit D.

36. On October 3, 2008, Bailey circulated the new severance policy for approval by the Board of Directors of EDC LLC.  All of the directors executed consents approving it.  Based on those consents, Costabile, who was also President of EDC USA, executed a consent by EDC LLC, as sole member of EDC USA, to EDC USA’s adoption of the new severance policy.  Costabile thereby enacted the policy.

Termination of Klinger’s Employment for Misconduct

37. The Sony Transaction was executed on October 31, 2008.  The process of “closing” the transaction involved a number of tasks, including administration of the new severance pay policy.

38. As the Complaint sets forth, the EDC companies take issue with Klinger’s unauthorized commitment of Double Severance Payments to twelve employees.  In the course of my subsequent (post Klinger’s termination) investigation of Klinger’s misconduct, I discovered a payroll document signed by Klinger that authorizes a raise and double severance payments that is in addition to the twelve employees at issue in plaintiffs’ Complaint.  This payroll document appears to have required a separate approval process than the other double severance payments as it also involved a raise.  Attached hereto as Exhibit E is a true and correct copy of that document.  Examining the time and date of the email by which a copy of the document was transmitted from the originating supervisor to Costabile and Klinger, Klinger’s corporate travel records, and the date and time the fully executed document (signed by Costabile and Klinger) was returned to the originating supervisor, led me to the conclusion that Klinger must have added his approval while he was in New York on business.

39. In March 2009, Chapman discovered that Costabile and Klinger had been involved in approving double severance payments to several employees at the North Carolina facility of EDC USA.  (Costabile had been removed as President prior to this discovery.)  Chapman thoroughly investigated the issue, engaged in discussions with Klinger about it, and ultimately negotiated with Klinger a mutually acceptable separation agreement that included as consideration to Klinger EDCI’s agreement not to terminate Klinger’s employment with Cause as a result of the Double Severance Payments.

40. Attached hereto as Exhibit F is a true and correct copy of an e-mail from Chapman to Klinger, copying Bailey, dated March 16, 2009, summarizing the related discoveries to that date, noting in particular that Chapman considered the Double Severance Payments to be a material breach of the October 3 Severance Pay Policy by Klinger.

41. Attached hereto as Exhibit G is a true and correct copy of an e-mail from Klinger to Chapman, copying Bailey, dated March 17, 2009, confirming various conclusions of Chapman’s acknowledging that his own “actions were wrong.”

42. Attached hereto as Exhibit H is a true and correct copy of an e-mail from Chapman to Klinger dated April 9, 2009 defining key terms of a Separation Agreement that had been negotiated and agreed to verbally between EDCI and Klinger on that date.  A material term, as sought by Klinger, was EDCI’s agreement not to terminate Klinger’s employment with Cause, based on the Double Severance Payments.

43. Attached hereto as Exhibit I is a true and correct copy of an e-mail from Klinger to Chapman and Bailey, dated April 9, 2009, indicating that Klinger had reviewed the Proposed Separation Agreement and that the terms detailed in the Proposed Separation Agreement were “as agreed.”

44. Subsequent to the apparent agreement between Klinger and Chapman over Klinger’s separation, on April 13, 2009, Klinger withdrew from the agreement by submitting a three-page memorandum (Ex. B to Ex. 1-A to Klinger’s Affidavit) in which he asserted, for the first time, that he had “Good Reason” to resign as CFO unless the company “cured” certain “material breaches” of his employment agreement.  He purported to give ninety days notice in which to effectuate the “cure” of the alleged breaches.  Klinger’s contention that he had “Good Reason” to resign would have allowed him to leave the EDC companies with substantial severance and other benefits that were set forth in his employment agreement.  The termination with Cause which he had faced would not have entitled him to any of those benefits (a matter he acknowledged in his April 9, 2009 e-mail attached as Exhibit I), not even payment for any unused vacation days.

45. Based on Klinger’s repudiation of a negotiated separation, Chapman returned to his original plan.  On April 13, 2009, EDCI issued to Klinger a notice of the termination of his employment with Cause, subject to the approval of EDCI’s Board of Directors.  The Board approved the termination of Klinger’s employment with Cause, on April 14, 2009.  The stated basis for the termination of Klinger’s employment includes his breach of duty arising from the Double Severance Payments and other specific deficiencies in his work performance.
Factors Involved in the Request to Transfer

46. Klinger’s motion includes a request to transfer this action to Indiana.  While many of the factors discussed in the brief are the subject of argument, I will provide the Court with some factual background included in that analysis.

47. Klinger mischaracterizes this suit as an anticipatory filing to preempt the lawsuit he brought in Indiana three weeks later.  At the time of the filing of this action, however, Klinger had not threatened to file an action of his own, nor had he set any deadline by which he might do so.  An important consideration to plaintiffs in filing as promptly as we did was that EDCI had reporting obligations to its investors in connection with the termination of Klinger’s employment.  It was management’s judgment that this action would reassure investors that EDCI took Klinger’s misconduct seriously and was seeking an appropriate remedy for it, especially given that prior efforts to negotiate an amicable settlement with Klinger had been reneged on by Klinger.

Relative Financial Means of the Parties

48. I understand that Klinger has raised an issue concerning the relative financial means of the parties in support of his application for transfer to Indiana.  Klinger’s affidavit does not mention the compensation he received while employed at the EDC companies, which was substantial.  His gross compensation since May 2005 exceeded $780,000 (in suburban Indiana) – $274,000 received in the last twelve months prior to his termination.  Moreover, my understanding of Klinger’s claims in the Indiana Action is that he believes he may be entitled to a recovery in excess of a million dollars (in part attributable to liquidated damages under the Indiana wage statutes), with attorney’s fees awarded on top of his recovery.  He would seem to have the means and incentive to defend in any forum, including New York.

Convenience of Witnesses

49. Plaintiffs have considered the witnesses that they consider important to their claims and identified the locations of these witnesses.  They are:
a.           Robert L. Chapman, Jr., CEO of EDCI and EDC LLC.  Mr. Chapman resides in California but maintains a significant business relationship with New York both due to his role with the EDC companies (Mr. Chapman’s employment contract requires him to spend one week per month at EDCI’s headquarters in New York)  and as a result of his concurrent activities as managing Member of Chapman Capital L.L.C., an investment advisor focusing on activist and turnaround investing.  Mr. Chapman would be crucial to plaintiff’s case in order to explain why Klinger was justifiably terminated by EDCI with Cause rather than as a result of Klinger’s resignation with Good Reason.
b.           Richard Friedman, EDCI’s Vice President for Audit and Compliance, who also was responsible for human resources functions in the US for the Respondents since the fourth quarter of 2009.  Mr. Friedman resides in Georgia but maintains a significant business relationship with New York due to his role in the companies.  In all fairness to defendant, Mr. Friedman also maintains a significant business relationship with Indiana to service the personnel at the Fishers, Indiana facility.  Mr. Friedman had substantial involvement in key events and the investigation of Klinger’s misconduct.
c.           Clarke H. Bailey, former Interim CEO of EDCI, EDC LLC and EDC USA, and continuing Chairman of EDCI, EDC LLC and EDC USA.  Mr. Bailey was Interim CEO of the relevant EDC companies when Mr. Klinger and Mr. Costabile initially agreed to the unauthorized double severance payments in November and December of 2008.  Mr. Bailey also continued to oversee the transition activities that the recipients of the double severance payments were involved in during 2009.  Mr. Bailey was also involved in the meetings of the EDCI Board of Directors approving Klinger’s termination with Cause.  Mr. Bailey would be crucial to plaintiff’s case in order to explain why Klinger was justifiably terminated by EDCI with Cause rather than as a result of Klinger’s belated attempt to resign with Good Reason.
d.           Members of the Board of Directors of EDCI and EDC LLC, who approved the termination of Klinger with Cause, are listed below with their states of residence.  They would be significant witnesses regarding the reasons that animated plaintiff’s termination decision.
(1)           Ramon D. Ardizzone:  North Carolina
(2)           Donald S. Bates:  Kansas
(3)           Cliff O. Bickell:  Georgia
(4)           Peter W. Gilson:  Massachusetts
(5)           Horace H. Sibley:  Georgia
(6)           Howard W. Speaks:  California
e.           Tom Costabile, former President and Chief Operating Officer of EDC LLC and EDC USA.  Based on our records of his last known address and best information, Mr. Costabile resides in New Jersey, within one hundred miles of New York.  Mr. Costabile’s direct involvement in the double severance payments, including the fact that four of the twelve persons approved were not presented to him (or anyone else) for approval by Klinger, presents crucial information and evidence to Klinger’s breach of trust and fiduciary duty.
f.           Jordan Copland, former CFO of EDCI.  Based on our records of his last known address and best information, Mr. Copland resides in New Jersey, within one hundred miles of New York.  Because Klinger bases his assertion that he had grounds to resign for Good Cause on his belief concerning the CFO’s responsibilities and duties under the prior CFO, Mr. Copland provides an important counterweight to Klinger’s self-serving testimony.
g.           While plaintiffs do not consider me to be a witness of any importance to this issues involved in the claims raised by plaintiffs in this case, I have been informed by Klinger’s Indiana-based counsel, Kathleeen DeLaney, Esq., that she believes I am important to Klinger’s case.  For the record, I live and work in New York, New York.

50. Plaintiffs expect to have other witnesses but none at this time appear as significant as this group.  An important consideration to plaintiffs in filing this action in New York was their ability to exercise compulsory process for trial over Mr. Costabile and Mr. Copland.

51. I have examined Klinger’s list of fifty-eight witnesses who he claims live in Indiana.  Klinger has provided no details that would permit plaintiffs to evaluate his claim that these persons would be necessary as witnesses.  I would note that the role of many persons on the list is not self-evident.  For example, all ten of the remaining employees in the Indiana finance & information technology department that he ultimately supervised are included.  Approximately twenty are former employees of EDC USA in Fishers, Indiana, in finance, operational, administrative and IT capacities, some of whom are now employees of Sony DADC.  Nine are Sony DADC employees who played some role in the Sony Transaction.  Plaintiffs do not agree that these persons, or others on Klinger’s list, would have any significant place in this action, given the issues set out by plaintiffs, or would be needed as live witnesses, if at all.  I would note for the Court that Klinger erroneously identifies the nine Sony employees as Indiana residents.  The information that the EDC companies possess places five of those nine Sony DADC employees in the New York / New Jersey area and only two in Indiana, with the others located in Illinois.

52. Illustrative of Klinger’s selection of potential witnesses is an Indiana real estate broker named Jeremy Woods.  Klinger dealt with Mr. Woods on a project to relocate EDC operations in Fishers.  It would appear that Mr. Woods would be a witness that Klinger intends to call to support his claim that his duties as CFO were diminished when the relocation project was reassigned to Klinger’s subordinates.  I have reviewed Klinger’s emails, however, and he started the relocation project with Mr. Woods on September 4, 2008, before his appointment as CFO.  The chronology thus speaks for itself and demonstrates that Mr. Woods would be called, if at all, concerning a matter that does not require a live witness.

Conclusion

53. In accordance with the foregoing and for the reasons set forth in the memorandum of law, the EDC companies respectfully request that the Court deny Klinger’s motion and grant their cross-motion to enjoin Klinger from prosecuting his action in Indiana.
I declare under penalty of perjury that the foregoing is true and correct.

Dated: May 28, 2009	_______________________________ Matthew K. Behrent

CERTIFICATE OF SERVICE

I hereby certify that on May 28, 2009, I electronically filed the foregoing with the Clerk of the Court using the CM/ECF system, which sent notification of such filing to all counsel of record.

/s/John Houston Pope________________